UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 30, 2003
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             REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP - VI A
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             (Exact name of registrant as specified in its charter)



        Delaware               0-17466                     16-1309987
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(State of organization) (Commission File No.)  (IRS Employer Identification No.)


2350 North Forest Road, Suite 12-A,Getzville, New York  14068
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(Address of principal executive offices)

(716) 636-0280
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(Registrant's telephone number)


Item 2.  Acquisition or Disposition of Assets.

In its December 31, 2002 Form 10-K and its March 31, 2003 Form 10-Q, Realmark Property Investors Limited Partnership - VI A (the "Partnership") reported the existence of a contingent $3,425,000 sales agreement covering one of its properties, Pomeroy Park. The agreement was terminated and a new sales agreement was obtained in the amount of $4,000,000. On June 30, 2003, the sale was consummated with an unaffiliated entity, Egan Real Estate, Inc. L.L.C., for cash of $4,000,000 resulting in a net gain of approximately $1,000,000. After satisfaction of the $1,795,000 mortgage loan on the property, payment of closing costs, and the payment of a $150,000 termination fee for the first sales agreement, the net cash proceeds available amounts to approximately $1,600,000 before satisfaction of any remaining obligations related to the property. The proceeds will be used to satisfy remaining net liabilities.

Item 7.  Financial Statements and Exhibits.

(b) Pro forma financial information.

On a pro forma basis, if the sale of Pomeroy Park had occurred on March 31, 2003, the date of the last balance sheet filed by the Partnership, that balance sheet would have shown: an increase in cash and equivalents from $119,000 to $1.7 million; decreases in property of $2.6 million and in mortgage loans of $1.8 million; and an increase in partnership capital of approximately $800,000.

If the property had been sold on January 1, 2002, the pro forma results of operations for the year ended December 31, 2002 would have been a net loss before equity in joint venture operations of $751,000, ($4.63 per limited partnership unit), resulting from decreases in revenue and expenses of $982,000 and $1,344,000, respectively. For the three months ended March 31, 2003, the pro forma net loss before equity in joint venture operations would have been $50,000 ($.31 per limited partnership unit), instead of the $138,000 net loss before equity in joint venture operations reported, resulting from decreases in revenue and expenses of $232,000 and $320,000, respectively.

All of the foregoing pro forma operating data excludes the gain on disposition of the property and simply reflects the elimination of Pomeroy Parks' operating accounts from the consolidated historical results.

(c) Exhibits.

(1) Real estate purchase agreement, between Realmark Property Investors Limited Partnership - VI A, and Egan Real Estate, Inc. L.L.C.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Realmark Property Investors Limited Partnership - VI A
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                   (Registrant)



/s/ Joseph M. Jayson                                                  07/14/03
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Joseph M. Jayson, Individual General Partner                           (Date)




















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